Exhibit 99.1

Kaltura Announces Financial Results for Fourth Quarter and Full Year 2023

NEW YORK, February 22, 2024 -- Kaltura, Inc. (“Kaltura” or the “Company”), the video experience cloud, today announced financial results for the fourth quarter and full year ended December 31, 2023, as well as outlook for first quarter and full year 2024.

“Today, we posted record-high total revenues in the fourth quarter, which also marked our fifth consecutive quarter of year-over-year growth. The quarter wrapped up a year where we posted an increased year-over-year subscription revenue growth rate, and despite declining professional services revenues, also increased total revenue growth rate. The fourth quarter was also a second consecutive quarter of Adjusted EBITDA profitability and of positive cash flow from operations, both for the first time since 2020. It was also our highest Adjusted EBITDA result since the fourth quarter of 2020” said Ron Yekutiel, Co-founder, Chairman and Chief Executive Officer of Kaltura.

“As we draw 2023 to a close, we are pleased to have achieved and surpassed our original revenue and Adjusted EBITDA guidance for the year, delivering on our goal to accelerate revenue growth, while also returning to Adjusted EBITDA profitability and dramatically improving our cash flows.” Mr. Yekutiel continued, “Looking to 2024, based on the trends and leading demand indicators that we saw last year, we anticipate a more favorable market environment that is expected to ease budgetary constraints for enterprises, particularly in North America. We believe that enterprises will gradually reinvest in digital technologies including in video-based experiences for employees, customers, and prospects, and that Kaltura has the right products, strategy, market positioning, and team to seize the opportunity in a renewed growth environment.”

Fourth Quarter 2023 Financial Highlights:

•    Revenue for the fourth quarter of 2023 was $44.5 million, an increase of 1% compared to $44.1 million for the fourth quarter of 2022.

•    Subscription revenue for the fourth quarter of 2023 was $40.8 million, an increase of 3% compared to $39.6 million for the fourth quarter of 2022.

•    Annualized Recurring Revenue (ARR) was $164.7 million, an increase of 3% compared to $159.2 million in 2022.

•    GAAP Gross profit for the fourth quarter of 2023 was $28.6 million, representing a gross margin of 64% compared to a GAAP gross profit of $27.6 million and gross margin of 63% for the fourth quarter of 2022.

•    Non-GAAP Gross profit for the fourth quarter of 2023 was $29.1 million, representing a non-GAAP gross margin of 65%, compared to a non-GAAP gross profit of $28.0 million and non-GAAP gross margin of 64% for the fourth quarter of 2022.

•    GAAP Operating loss was $8.8 million for the fourth quarter of 2023, compared to an operating loss of $11.4 million for the fourth quarter of 2022.

•    Non-GAAP Operating loss was $0.3 million for the fourth quarter of 2023, compared to a non-GAAP operating loss of $4.9 million for the fourth quarter of 2022.

•    GAAP Net loss was $12.1 million or $0.09 per diluted share for the fourth quarter of 2023, compared to a GAAP net loss of $14.8 million, or $0.11 per diluted share, for the fourth quarter of 2022.

•    Non-GAAP Net loss was $3.6 million or $0.03 per diluted share for the fourth quarter of 2023, compared to a non-GAAP net loss of $8.3 million, or $0.06 per diluted share, for the fourth quarter of 2022.

•    Adjusted EBITDA was $0.8 million for the fourth quarter of 2023, compared to Adjusted EBITDA of negative $4.2 million for the fourth quarter of 2022.

•    Net cash provided by operating activities was $1.6 million for the fourth quarter of 2023, compared to $5.8 million net cash used in operating activities in the fourth quarter of 2022.

Full Year 2023 Financial Highlights:

•    Revenue for the full year of 2023 was $175.2 million, an increase of 4% compared to $168.8 million for the full year of 2022.

•    Subscription revenue for the full year of 2023 was $162.8 million, an increase of 7% compared to $152.5 million for the full year of 2022.

•    GAAP Gross profit for the full year of 2023 was $112.2 million, representing a gross margin of 64% compared to a GAAP gross profit of $106.9 million and gross margin of 63% for the full year of 2022.

•    Non-GAAP Gross profit for the full year of 2023 was $113.8 million, representing a gross margin of 65% compared to a non-GAAP gross profit of $108.7 million and gross margin of 64% for the full year of 2022.

•    GAAP Operating loss was $38.7 million for the full year of 2023, compared to an operating loss of $56.4 million for the full year of 2022.

•    Non-GAAP Operating loss was $6.7 million for the full year of 2023, compared to $30.3 million for the full year of 2022.

•    GAAP Net loss was $46.4 million or $0.34 per diluted share for the full year of 2023, compared to a GAAP net loss of $68.5 million, or $0.53 per diluted share, for the full year of 2022.

•    Non-GAAP Net loss was $14.4 million or $0.10 per diluted share for the full year of 2023, compared to a non-GAAP net loss of $42.4 million, or $0.33 per diluted share, for the full year of 2022.

•    Adjusted EBITDA was negative $2.5 million for the full year of 2023, compared to an Adjusted EBITDA of negative $28.3 million for the full year of 2022.

•    Net cash used in operating activities was $8.3 million for the full year of 2023, compared to $46.8 million for the full year of 2022.

Recent Business Highlights:

•Closed more deals, achieved higher new bookings, and posted a higher gross retention rate than all previous quarters last year.
•Third consecutive quarter posting an increase in the number of qualified leads.
•Launched new AI features & grew our ‘AI Accelerator’ program to include more technology partners and customers.
•Published three new industry reports on the state of virtual events and webinars and on the use of AI by Marketing teams.

Financial Outlook:

For the first quarter of 2024, Kaltura expects:

•    Subscription Revenue to grow (decrease) by (1)%-1% year-over-year to between $39.9 million and $40.6 million.
•    Total Revenue to grow (decrease) by (1)%-1% year-over-year to between $42.7 million and $43.5 million.
•    Adjusted EBITDA to be in the range of $(0.5) million to $0.3 million.

For the full year ending December 31, 2024, Kaltura expects:

•    Subscription Revenue to grow (decrease) by (1)%-1% year-over-year to between $161.2 million and $164.2 million.
•    Total Revenue to grow (decrease) by (1)%-1% year-over-year to between $173.7 million and $176.7 million.
•    Adjusted EBITDA to be in the range of $0 million to $1 million.

The guidance provided above contains forward-looking statements and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements. Kaltura has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net loss within this press release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. The reconciliation for Adjusted EBITDA includes but is not limited to the following items: stock-based compensation expenses, depreciation, amortization, financial expenses (income), net, provision for income tax, and other non-recurring operating expenses. These items, which could materially affect the computation of forward-looking GAAP net loss, are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. The guidance above is based on the Company's current expectations relating to the macro-economic climate trends..

Additional information on Kaltura’s reported results, including a reconciliation of the non-GAAP financial measures to their most comparable GAAP measures, is included in the financial tables below.

Conference Call

Kaltura will host a conference call today on February 22, 2024 to review its fourth quarter and full year 2023 financial results and to discuss its financial outlook.

Time:	8:00 a.m. ET
United States/Canada Toll Free:	1-877-407-0789
International Toll:	1-201-689-8562

A live webcast will also be available in the Investor Relations section of Kaltura’s website at: https://investors.kaltura.com/news-and-events/events

A replay of the webcast will be available in the Investor Relations section of the company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About Kaltura

Kaltura’s mission is to power any video experience for any organization. Our Video Experience Cloud offers live, real-time, and on-demand video products for enterprises of all industries, as well as specialized industry solutions, currently for educational institutions and for media and telecom companies. Underlying our products and solutions is a broad set of Media Services that are also used by other cloud platforms and companies to power video experiences and workflows for their own products. Kaltura’s Video Experience Cloud is used by leading brands reaching millions of users, at home, at school and at work, for communication, collaboration, training, marketing, sales, customer care, teaching, learning, virtual events, and entertainment experiences.

Investor Contacts:
Kaltura
Yaron Garmazi
Chief Financial Officer
IR@Kaltura.com

Sapphire Investor Relations
Erica Mannion and Michael Funari
+1 617 542 6180
IR@Kaltura.com

Media Contacts:
Kaltura
Lisa Bennett
pr.team@kaltura.com

Headline Media
Raanan Loew
raanan@headline.media
+1 347 897 9276

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our guidance; our business strategy, plans and objectives for future operations; our expectations regarding potential profitability and revenue growth; and general economic, business and industry conditions, including expectations with respect to trends in corporate spending.

In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Any forward-looking statements contained herein are based on our historical performance and our current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this press release. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future, except as required by law. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, our ability to successfully execute or achieve the expected benefits of our reorganization plans and other cost saving measures, our ability to manage and sustain our rapid growth; our ability to achieve and maintain profitability; the evolution of the markets for our offerings; the quarterly fluctuation in our results of operations; our ability to retain our customers; our ability to keep pace with technological and competitive developments; our ability to maintain the interoperability of our offerings across devices, operating systems and third-party applications; our reliance on third parties; our ability to retain our key personnel; risks related to our international operations; and the other risks under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors are updated in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at investors.kaltura.com.

Non-GAAP Financial Measures

Kaltura has provided in this press release and the accompanying tables measures of financial information that have not been prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP"), including non-GAAP gross profit, non-GAAP gross margin (calculated as a percentage of revenue), non-GAAP research and development expenses, non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP operating loss, non-GAAP operating margin (calculated as a percentage of revenue), non-GAAP net loss, non-GAAP net loss per share and Adjusted EBITDA. Kaltura defines these non-GAAP financial measures as the respective corresponding GAAP measure, adjusted for, as applicable: (1) stock-based compensation expense; (2) the amortization of acquired intangibles; (3) facility exit and transition costs; (4) restructuring charges; and (5) war-related costs. Kaltura defines EBITDA as net profit (loss) before financial expenses (income), net, provision for income taxes, and depreciation and amortization expenses. Adjusted EBITDA is defined as EBITDA (as defined above), adjusted for the impact of certain non-cash and other items that we believe are not indicative of our core operating performance, such as non-cash stock-based compensation expenses, facility exit and transition costs, restructuring charges and other non-recurring operating expenses. We believe these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to Kaltura’s financial condition and results of operations. These non-GAAP metrics are a supplemental measure of our performance, are not defined by or presented in accordance with GAAP, and should not be considered in isolation or as an alternative to net profit (loss) or any other performance measure prepared in accordance with GAAP. Non-GAAP financial measures are presented because we believe that they provide useful supplemental information to investors and analysts regarding our operating performance and are frequently used by these parties in evaluating companies in our industry. By presenting these non-GAAP financial measures, we provide a basis for comparison of our business operations between periods by excluding items that we do not believe are indicative of our core operating performance. We believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Additionally, our management uses these non-GAAP financial measures as supplemental measures of our performance because they assist us in comparing the operating performance of our business on a consistent basis between periods, as described above. Although we use the non-GAAP financial measures described above, such measures have significant limitations as analytical tools and only supplement but do not replace, our financial statements in accordance with GAAP. See the tables below regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Key Financial and Operating Metrics

Annualized Recurring Revenue. We use Annualized Recurring Revenue (“ARR”) as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring customer contracts. We calculate ARR by annualizing our recurring revenue for the most recently completed fiscal quarter. Recurring revenues are generated from SaaS and PaaS subscriptions, as well as term licenses for software installed on the customer's premises (“On-Prem”). For the SaaS and PaaS components, we calculate ARR by annualizing the actual recurring revenue recognized for the latest fiscal quarter. For the On-Prem components for which revenue recognition is not ratable across the license term, we calculate ARR for each contract by dividing the total contract value (excluding professional services) as of the last day of the specified period by the number of days in the contract term and then multiplying by 365. Recurring revenue excludes revenue from one-time professional services and setup fees. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to new bookings, cancellations, upgrades or downgrades, pending renewals, professional services revenue, foreign exchange rate fluctuations and acquisitions or divestitures. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Net Dollar Retention Rate. Our Net Dollar Retention Rate, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our Net Dollar Retention Rate for a given period as the recognized recurring revenue from the latest reported fiscal quarter from the set of customers whose revenue existed in the reported fiscal quarter from the prior year (the numerator), divided by recognized recurring revenue from such customers for the same fiscal quarter in the prior year (denominator). For annual periods, we report Net Dollar Retention Rate as the arithmetic average of the Net Dollar Retention Rate for all fiscal quarters included in the period. We consider subdivisions of the same legal entity (for example, divisions of a parent company or separate campuses that are part of the same state university system) to be a single customer for purposes of calculating our Net Dollar Retention Rate. Our calculation of Net Dollar Retention Rate for any fiscal period includes the positive recognized recurring revenue impacts of selling new services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our Net Dollar Retention Rate may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of Net Dollar Retention Rate may differ from similarly titled metrics presented by other companies.

Remaining Performance Obligations. Remaining Performance Obligations represents the amount of contracted future revenue that has not yet been delivered, including both subscription and professional services revenues. Remaining Performance Obligations consists of both deferred revenue and contracted non-cancelable amounts that will be invoiced and recognized in future periods. We expect to recognize 59% of our Remaining Performance Obligations as revenue over the next 12 months, and the remainder thereafter, in each case, in accordance with our revenue recognition policy; however, we cannot guarantee that any portion of our Remaining Performance Obligations will be recognized as revenue within the timeframe we expect or at all.

Consolidated Balance Sheets (U.S. dollars in thousands; Unaudited)

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,684	$44,625
Marketable securities	32,692	41,343
Trade receivables	23,312	28,786
Prepaid expenses and other current assets	8,410	7,521
Deferred contract acquisition and fulfillment costs, current	10,636	10,759

Total current assets	111,734	133,034

LONG-TERM ASSETS:
Marketable securities	5,844	—
Property and equipment, net	20,113	15,142
Other assets, noncurrent	3,100	3,176
Deferred contract acquisition and fulfillment costs, noncurrent	17,314	21,691
Operating lease right-of-use assets	13,872	20,814
Intangible assets, net	689	1,244
Goodwill	11,070	11,070

Total noncurrent assets	72,002	73,137

TOTAL ASSETS	$183,736	$206,171

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term loans	1,612	5,793
Trade payables	3,629	9,437
Employees and payroll accruals	12,651	14,884
Accrued expenses and other current liabilities	17,279	16,527
Operating lease liabilities	2,374	2,355
Deferred revenue, current	62,364	59,841

Total current liabilities	99,909	108,837

NONCURRENT LIABILITIES:
Deferred revenue, noncurrent	369	1,266
Long-term loans, net of current portion	33,047	30,004
Operating lease liabilities, noncurrent	17,796	20,697
Other liabilities, noncurrent	2,295	2,021

Total noncurrent liabilities	53,507	53,988

TOTAL LIABILITIES	$153,416	$162,825
STOCKHOLDERS' EQUITY:
Common stock	14	13
Treasury stock	(4,881)	(4,881)
Additional paid-in capital	471,635	439,644
Accumulated other comprehensive income (loss)	1,047	(301)
Accumulated deficit	(437,495)	(391,129)

Total stockholders' equity	30,320	43,346

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$183,736	$206,171

Consolidated Statements of Operations (U.S. dollars in thousands, except for share data; Unaudited)

	Three Months ended December 31		Twelve Months ended December 31,
	2023	2022	2023	2022

Revenue:

Subscription	$40,787	$39,576	$162,750	$152,480
Professional services	3,689	4,491	12,422	16,331

Total revenue	44,476	44,067	175,172	168,811

Cost of revenue:

Subscription	11,118	10,907	44,224	40,099
Professional services	4,712	5,554	18,714	21,772

Total cost of revenue	15,830	16,461	62,938	61,871

Gross profit	28,646	27,606	112,234	106,940

Operating expenses:

Research and development	12,737	14,183	52,400	57,387
Sales and marketing	12,309	13,208	48,798	59,280
General and administrative	12,420	11,226	48,718	45,414
Restructuring	—	354	973	1,238

Total operating expenses	37,466	38,971	150,889	163,319

Operating loss	8,820	11,365	38,655	56,379

Financial expenses (income), net	1,847	1,302	(1,200)	4,248

Loss before provision for income taxes	10,667	12,667	37,455	60,627
Provision for income taxes	1,400	2,112	8,911	7,868

Net loss	12,067	14,779	46,366	68,495

Net loss per share attributable to common stockholders, basic and diluted	$0.09	$0.11	$0.34	$0.53

Weighted average number of shares used in computing basic and diluted net loss per share attributable to common stockholders	141,791,191	133,521,015	138,237,017	130,366,385

Consolidated Statements of Operations (U.S. dollars in thousands, except for share data; Unaudited)

Stock-based compensation included in above line items:

	Three Months ended December 31,		Twelve Months ended December 31,
	2023	2022	2023	2022

Cost of revenue	$301	$319	$1,128	$1,376
Research and development	1,295	1,033	4,734	4,268
Sales and marketing	840	741	3,187	3,711
General and administrative	5,588	3,721	20,931	14,290

Total	$8,024	$5,814	$29,980	$23,645

Revenue by Segment (U.S. dollars in thousands; Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Enterprise, Education and Technology	$31,569	$30,004	$125,154	$120,190
Media and Telecom	12,907	14,063	50,018	48,621

Total	$44,476	$44,067	$175,172	$168,811

Gross Profit by Segment (U.S. dollars in thousands; Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Enterprise, Education and Technology	$22,998	$21,127	$91,624	$83,812
Media and Telecom	5,648	6,479	20,610	23,128

Total	$28,646	$27,606	$112,234	$106,940

Consolidated Statement of Cash Flows (U.S. dollars in thousands; Unaudited)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(46,366)	$(68,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,717	2,707
Stock-based compensation expenses	29,980	23,645
Amortization of deferred contract acquisition and fulfillment costs	11,669	10,865
Non-cash interest expense (income), net	(1,023)	(146)
Loss (gain) on sale of property and equipment	—	185
Loss (income) on foreign exchange	(728)	1,424
Changes in operating assets and liabilities:
Decrease (increase) in trade receivables	5,475	(11,277)
Decrease (increase) in prepaid expenses and other current assets and other assets, noncurrent	648	429
Increase in deferred contract acquisition and fulfillment costs	(6,561)	(11,558)
Increase (decrease) in trade payables	(5,884)	3,132
Increase (decrease) in accrued expenses and other current liabilities	797	(1,937)
Increase (decrease) in employees and payroll accruals	(2,233)	(3,743)
Increase (decrease) in other liabilities, noncurrent	443	(51)
Increase in deferred revenue	1,626	7,465
Operating lease right-of-use assets and lease liabilities, net	(863)	527

Net cash used in operating activities	(8,303)	(46,828)

Cash flows from investing activities:

Investment in available-for-sale marketable securities	(47,708)	(60,165)
Proceeds from maturities of available-for-sale marketable securities	51,976	18,985
Purchases of property and equipment	(2,607)	(1,218)
Proceeds from sale of property and equipment	—	—
Capitalized internal-use software development costs	(1,493)	(4,759)
Investment in restricted bank deposit	(1,751)	(2,600)

Net cash used in investing activities	(1,583)	(49,757)

Cash flows from financing activities:

Proceeds from long-term loans	3,500	—
Repayment of long-term loans	(4,500)	(3,000)
Principal payments on finance leases	—	(136)
Proceeds from exercise of stock options	1,383	2,732
Payment of debt issuance costs	(274)	(125)

Net cash provided by (used in) financing activities	109	(529)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$728	$(1,424)

Net increase (decrease) in cash, cash equivalents and restricted cash	$(9,049)	$(98,538)
Cash, cash equivalents and restricted cash at the beginning of the year	45,833	144,371

Cash, cash equivalents and restricted cash at the end of the year	$36,784	$45,833

Reconciliation from GAAP to Non-GAAP Results (U.S. dollars in thousands; Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2023	2022	2023	2022
Reconciliation of gross profit and gross margin
GAAP gross profit	$28,646	$27,606	$112,234	$106,940
Stock-based compensation expense	301	319	1,128	1,376
Amortization of acquired intangibles	107	107	426	426
Non-GAAP gross profit	$29,054	$28,032	$113,788	$108,742
GAAP gross margin	64%	63%	64%	63%
Non-GAAP gross margin	65%	64%	65%	64%
Reconciliation of operating expenses
GAAP research and development expenses	$12,737	$14,183	$52,400	$57,387
Stock-based compensation expense	1,295	1,033	4,734	4,268
Amortization of acquired intangibles	—	—	—	—
Non-GAAP research and development expenses	$11,442	$13,150	$47,666	$53,119
GAAP sales and marketing	$12,309	$13,208	$48,798	$59,280
Stock-based compensation expense	840	741	3,187	3,711
Amortization of acquired intangibles	13	34	128	239
Non-GAAP sales and marketing expenses	$11,456	$12,433	$45,483	$55,330
GAAP general and administrative expenses	$12,420	$11,226	$48,718	$45,414
Stock-based compensation expense	5,588	3,721	20,931	14,290
Amortization of acquired intangibles	—	—	—	—
Facility exit and transition costs (a)	—	156	154	524
War related costs (b)	331	—	331	—
Non-GAAP general and administrative expenses	$6,501	$7,349	$27,302	$30,600
Reconciliation of operating loss and operating margin
GAAP operating loss	$8,820	$11,365	$38,655	$56,379
Stock-based compensation expense	8,024	5,814	29,980	23,645
Amortization of acquired intangibles	120	141	554	665
Restructuring (c)	—	354	973	1,238
Facility exit and transition costs (a)	—	156	154	524
War related costs (b)	331	—	331	—
Non-GAAP operating loss	$345	$4,900	$6,663	$30,307
GAAP operating margin	(20)%	(26)%	(22)%	(33)%
Non-GAAP operating margin	(1)%	(11)%	(4)%	(18)%
Reconciliation of net loss
GAAP net loss attributable to common stockholders	$12,067	$14,779	$46,366	$68,495
Stock-based compensation expense	8,024	5,814	29,980	23,645
Amortization of acquired intangibles	120	141	554	665
Restructuring (c)	—	354	973	1,238
Facility exit and transition costs (a)	—	156	154	524
War related costs (b)	331	—	331	—
Non-GAAP loss attributable to common stockholders	$3,592	$8,314	$14,374	$42,423

Non-GAAP net loss per share - basic and diluted	$0.03	$0.06	$0.10	$0.33

Adjusted EBITDA (U.S. dollars in thousands; Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net loss	$(12,067)	$(14,779)	$(46,366)	$(68,495)
Financial expenses (income), net (d)	1,847	1,302	(1,200)	4,248
Provision for income taxes	1,400	2,112	8,911	7,868
Depreciation and amortization	1,308	833	4,717	2,707
EBITDA	(7,512)	(10,532)	(33,938)	(53,672)
Non-cash stock-based compensation expense	8,024	5,814	29,980	23,645
Facility exit and transition costs (a)	—	156	154	524
Restructuring (c)	—	354	973	1,238
War related costs (b)	331	—	331
Adjusted EBITDA	$843	$(4,208)	$(2,500)	$(28,265)

(a)Facility exit and transition costs for the three months ended December 31, 2022 and the year ended December 31, 2023 and 2022, include losses from sale of fixed assets and other costs associated with moving to our temporary office in Israel.
(b)The three months and year ended December 31, 2023 include costs related to conflicts in Israel, attributable to temporary relocation of key employees from Israel for business continuity purposes, purchase of emergency equipment for key employees for business continuity purposes, and charitable donations.
(c)The three months and year ended December 31, 2022 include employee termination benefits incurred in connection with our 2022 restructuring plan and the year ended December 31, 2023 includes employee termination benefits incurred in connection with our 2023 reorganization plan.
(d)The three months ended December 31, 2023 and 2022, and the year ended December 31, 2023 and 2022 include $692, $720, $3,178 and $2,301, respectively, of interest expenses.

Reported KPIs

	December 31,
	2023	2022
	(U.S. dollars amounts in thousands)
Annualized Recurring Revenue	$164,723	$159,238
Remaining Performance Obligations	$185,305	$171,660

	Three Months Ended December 31,
	2023	2022
Net Dollar Retention Rate	99%	96%